New World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 04/30/10
File number 811-09105

77C.           The Board of Directors of New World Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the New World Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Elisabeth Allison	217,951,527	5,143,103
Vanessa C. L. Chang	217,934,735	5,159,895
Gina H. Despres	217,937,895	5,156,735
Nicholas Donatiello, Jr.	217,952,345	5,142,285
Robert A. Fox	217,902,394	5,192,236
Koichi Itoh	217,920,444	5,174,186
William H. Kling	217,855,070	5,239,560
Robert W. Lovelace	217,941,281	5,153,349
John G. McDonald	217,864,431	5,230,199
William I. Miller	217,902,634	5,191,996
Alessandro Ovi	217,905,459	5,189,171

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
173,102,240	3,845,909	46,146,481

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	172,572,912	4,373,034	46,148,684
3b.	172,394,571	4,435,780	46,264,279
3c.	172,631,827	4,226,112	46,236,691
3d.	172,209,233	4,766,124	46,119,273
3e.	172,211,996	4,702,679	46,179,955
3f.	172,778,004	4,105,469	46,211,157
3g.	171,923,496	4,683,625	46,487,509

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
171,305,330	5,588,401	46,200,899

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
171,855,266	4,828,698	46,410,666

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
171,376,287	5,381,811	46,336,532

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
17,446,614	156,592,302	6,610,208

*Includes broker non-votes.